Exhibit 10.22

BUILDERS FIRSTSOURCE, INC.

NONSTATUTORY  STOCK  OPTION  AWARD  CERTIFICATE

Non-transferable

G R A N T   T O

(“Grantee”)

the right to purchase from Builders FirstSource, Inc. (the “Company”)

_______ shares of its common stock, $0.01 par value, at the price of $_____ per share (the “Option”).

The Option is granted pursuant to and subject to the provisions of the Builders FirstSource, Inc. 2014 Incentive Plan (the “Plan”) and this Nonstatutory Stock Option Award Certificate (the “Certificate”), including without limitation the terms and conditions (the “Terms and Conditions”) beginning on page 2 hereof.  By accepting the Option, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Certificate and the Plan.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated as provided in Section 1 hereof or otherwise in the discretion of the Committee, the Option shall vest (become exercisable) in accordance with the following schedule, provided that Grantee remains in Continuous Service with the Company or its Parent or any of their subsidiaries on each applicable vesting date:

Vesting Date	Percent of Option Shares Vested

IN WITNESS WHEREOF, Builders FirstSource, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

BUILDERS FIRSTSOURCE, INC. By: ________________________________	Grant Date:

TERMS AND CONDITIONS

1.  Vesting of Option.  The Option shall vest (become exercisable) in accordance with the vesting schedule shown on the cover page of this Certificate.  Notwithstanding the vesting schedule, the Option shall become fully vested and exercisable upon (i) the termination of Grantee’s Continuous Service with the Company or its Parent or any of their subsidiaries due to death or Disability, (ii) a Change in Control, unless the Option is assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, or (iii) if the Option is assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, the termination of Grantee’s employment without Cause or Grantee resigns for Good Reason after the effective date of the Change in Control.

2.  Term of Option and Limitations on Right to Exercise.  The term of the Option will be for a period of ten (10) years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”).  To the extent not previously exercised, the vested Option will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a) Three (3) months after the date of termination of Grantee’s Continuous Service with the Company or its Parent or any of their subsidiaries for any reason other than (i) for Cause or (ii) by reason of Grantee’s death or Disability.

(b) Twelve (12) months after the date of termination of Grantee’s Continuous Service with the Company or its Parent or any of their subsidiaries by reason of Grantee’s Disability.

(c) Twelve (12) months after the date of Grantee’s death, if Grantee dies while employed, or during the three-month period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the Option otherwise expires.

(d) Immediately upon the date of termination of Grantee’s Continuous Service with the Company or its Parent or any of their subsidiaries for Cause.

If Grantee or his or her beneficiary exercises the Option after termination of Grantee’s Continuous Service, the Option may be exercised only with respect to the Shares that were otherwise vested on termination of Grantee’s Continuous Service, including Option Shares vested by acceleration under Section 1 or otherwise at the discretion of the Committee.  Any unvested portion of the Option that is not accelerated upon termination of Grantee’s Continuous Service will expire upon such termination of Grantee’s Continuous Service with the Company or its Parent or any of their subsidiaries.

3.  Exercise of Option.  The Option shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time and (b) payment to the Company in full for the Shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below).  If the person exercising an Option is not Grantee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option.  Payment for such Shares shall be (a) in cash, (b) by delivery (actual or by attestation) of Shares previously acquired by the purchaser, (c) by withholding of Shares from the Option, or (d) any combination thereof, for the number of Shares specified in such written notice.  The value of Shares surrendered or withheld for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date.  To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Option may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option Shares on behalf of Grantee and delivers cash sales proceeds to the Company in payment of the exercise price.

4.  Withholding.  The Company or any its Parent or any of their subsidiaries has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Option.  The withholding requirement may be satisfied, in whole or in part, by withholding from the Option Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as such officer establishes.  The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Parent or any of their subsidiaries, will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

5.  Limitation of Rights.  The Option does not confer to Grantee or Grantee’s beneficiary any rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Option.  Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the service of the Company or any Affiliate.

6.  Restrictions on Transfer.  No right or interest of Grantee in the Option may be pledged, hypothecated, or otherwise encumbered to or in favor of any party other than the Company or its Parent or any of their subsidiaries, or be subjected to any lien, obligation, or liability of Grantee to any other party other than the Company or its Parent or any of their subsidiaries.  The Option is not assignable or transferable by Grantee other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers.  The Option may be exercised during the lifetime of Grantee only by Grantee or any permitted transferee.

7.  Restrictions on Issuance of Shares.  If at any time the Committee or the Board shall determine, in its discretion, that registration, listing, or qualification of the Shares covered by the Option upon any Exchange or under any foreign, federal, state, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or the Board.

8.  Amendment.  The Committee may amend, modify, or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification, or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Option hereunder had expired) on the date of such amendment or termination.

9.  Plan Controls.  The terms contained in the Plan are incorporated into and made a part of this Certificate.  This Certificate shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

10.  Successors.  This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

11.  Compensation Recoupment Policy. This Award shall be subject to any compensation recoupment policy applicable by its terms to Grantee that the Company may adopt from time to time to comply with the rules or regulation of any governmental authority or to comply with the rules and regulations of any stock exchange upon which the Companies’ securities are registered.

12.  Notice.  Notices hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, TX 75201; Attn: General Counsel, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

13.  Entire Agreement.  This Certificate, including, without limitation, the terms and conditions set forth herein, and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations, and negotiations in respect thereto.

14.  Confidentiality.  By accepting this Certificate and the related award, Grantee agrees to keep confidential and not to disclose to any person or entity information concerning the terms of this Certificate, the number of Options or Shares covered by this Certificate, or any transactions between the Grantee and the Company pursuant to this Certificate, except as required by applicable law.